SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported): July 12, 1999(July 6, 1999)

                               ILLINI CORPORATION
             (Exact name of registrant as specified in its charter)


          Illinois                      0-13343                  37-1135429
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


               3200 West Iles Avenue, Springfield, Illinois 62707
               (Address of principal executive offices)    (Zip Code)

        Registrant's telephone number, including area code: 217-787-5111

                                 Not Applicable
         (Former name or former address, if changed since last report.)







                                   Page 1 of 7
                         The Exhibit Index is on Page 4

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ITEM 5. OTHER EVENTS

      On July 6, 1999, the Board of Directors of Illini Corporation (the "Company") approved a Second Amendment to Rights Agreement dated as of July 6, 1999 (the "Second Amendment") to that certain Rights Agreement by and between the Company and Illinois Stock Transfer Company dated as of June 20, 1997, as amended July 1, 1998. The Second Amendment affects the definitions of "Acquiring Person" and "Substantial Block" under Sections 1(a) and 1(k) of the Rights Agreement to raise the ownership level at which a distribution of rights will occur under the Rights Agreement from 10% to 25%. The change will facilitate Illini's acquisition of Farmers State Bank of Camp Point because, upon consummation of that transaction, Ernest H. Huls, the largest shareholder of Farmers State Bank of Camp Point, will own approximately 22% of Illini's common stock. The Second Amendment also eliminates a provision previously contained in the Rights Agreement which excluded from the definition of "Acquiring Person" descendants of Conrad Noll II and certain related trusts and other entities under certain specified circumstances because by raising the threshold to 25%, the Second Amendment generally permits such transfers to be made without restriction. As such, the Board of Directors' action will also provide greater flexibility to certain shareholders to conduct estate planning and gifting of shares among family members.

      The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is attached hereto as an exhibit and incorporated herein by reference. All terms not otherwise defined above shall have the meanings ascribed to them in the Rights Agreement.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (c)   Exhibits

            4.1 Second Amendment to Rights Agreement, dated July 6, 1999 to Rights Agreement, dated as of June 20, 1997 by and between Illini Corporation and Illinois Stock Transfer Company


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ILLINI CORPORATION


Dated: July 9, 1999                    By: /s/Burnard K. McHone
                                           -------------------------------------

                                              Burnard K. McHone
                                              President


                                     Page 3
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                                  EXHIBIT INDEX

Exhibit Number    Description
--------------    -----------

     4.1 Second Amendment to Rights Agreement, dated July 6, 1999 to Rights Agreement, dated as of June 20, 1997 by and between Illini Corporation and Illinois Stock Transfer Company


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